Exhibit 23.6

FANGDA PARTNERS

上海 Shanghai • 北京 Beijing • 深圳 Shenzhen

http://www.fangdalaw.com

中国上海市南京西路1515号	电子邮件	E-mail:	email@fangdalaw.com
嘉里中心20楼	电 话	Tel.:	86-21-2208-1166
邮政编码：200040	传 真	Fax:	86-21-5298-5577
	文 号	Ref.:	11CF0385
20/F, Kerry Center
1515 Nanjing West Road
Shanghai 200040, PRC

February 15, 2012

Re: E-HOUSE (CHINA) HOLDINGS LIMITED (the “Company”)

Ladies and Gentlemen:

Reference is made to our legal opinion (the “Opinion”), dated February 15, 2012, regarding the Merger transaction as described under the Registration Statement on Form F-4 of the Company, publicly filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on February 15, 2012, as amended, (the “Registration Statement”). A copy of the Opinion is attached hereto as Exhibit A.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Opinion and the Registration Statement.

We hereby allow you, as an investor investing in the Shares or ADSs of E-house pursuant to the Registration Statement, to rely on the Opinion in connection with the Merger, other than on any client-attorney relationship which does not exist between you and us, subject to the assumptions, qualifications, limitations and reservations set forth in the Opinion.  The Opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, relied upon, or otherwise referred to by anyone else for any purpose, in each instance without our prior written consent.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners

Exhibit A

Copy of the Opinion

[To be provided as a separate document]